Exhibit 5.1

April 9, 2011

The BANKshares, Inc.

1031 West Morse Blvd., Suite 150

Winter Park, FL 32789

Gentlemen:

This opinion is issued in connection with the filing by The BANKshares, Inc. (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (the “Registration Statement”), with respect to the offer and sale of shares of common stock, par value $.01 per share, of the Company (the “Shares”) pursuant to a Plan of Merger and Merger Agreement, as amended, among the Company, The Commercial Bancorp, Inc., East Coast Community Bank, and BankFIRST (the “Agreement”).

We have examined the originals, or certified, conformed or reproduction copies, of such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, and the Agreement will be legally issued, fully paid and nonassessable Shares of common stock of the Company.

The BANKshares, Inc.

April 9, 2011

The opinions expressed herein are limited to the federal laws of the United States.

Very truly yours,

SMITH MACKINNON, PA

/s/ John P. Greeley
By: John P. Greeley

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